SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     October 5, 2004

CONCEPTUS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 628-4700

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On September 30, 2004, Conceptus, Inc. and Mark. M. Sieczkarek entered into an employment agreement (“Agreement”), pursuant to which Mr. Sieczkarek will serve as the Company’s President, Chief Executive Officer and member of the Company’s Board of Directors. The Agreement supercedes the employment letter agreement between such parties, dated April 15, 2003. The following description of the material terms of the Agreement are qualified in their entirety by reference to the Agreement, a copy of which is filed hereto as an exhibit to this Form 8-K:

     The Agreement is effective as of August 11, 2004, and has an initial term of three years. The Agreement shall be automatically renewable for one-year periods after the expiration of the initial three-year period. The Agreement may be terminated by either party, with or without cause, at the end of the then-current term with six (6) months’ advance written notice to the other party. The Agreement may also be terminated as described below. The Agreement provides for a one-time cash signing bonus to Mr. Sieczkarek of $50,000, and the reimbursement of up to $5,000 in attorneys’ fees and expenses incurred by Mr. Sieczkarek in connection with the negotiation and execution of the Agreement. Pursuant to the Agreement, Mr. Sieczkarek will receive an annual base salary of $408,000, and will have the opportunity to earn an annual performance bonus in an amount up to 100% of his base salary (75% of which will be cash and 25% of which will be an equity component, which may include stock options and restricted stock). Mr. Sieczkarek will also be eligible for an additional incentive bonus of up to an additional 50% of his base salary, which will be determined by the Board of Directors in consultation with Mr. Sieczkarek, based upon mutually agreed performance objectives and which may be in cash, stock options or restricted stock, or some combination of the foregoing. .

     The Agreement provides that, upon a “change of control,” all outstanding options and/or restricted stock held by Mr. Sieczkarek shall become fully vested and exercisable, and the exercisability of such options and/or restricted stock shall be extended to a total of twelve (12) months from the date of such change of control.

     If Mr. Sieczkarek’s employment with the Company is terminated at any time as a result of an “involuntary termination,” then Mr. Sieczkarek shall be entitled to receive reimbursement of COBRA premiums and outplacement services, in each case for up to 18 months following such termination.

     In addition,

•	if such “involuntary termination” is prior to a change of control then Mr. Sieczkarek shall be entitled to receive:

(1)	An amount equal to the sum of Mr. Sieczkarek’s then current compensation (on a monthly basis) multiplied by eighteen (18), plus an amount equal to 150% of the cash portion of Mr. Sieczkarek’s annual target bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100% of budget or plan); and

(2)	The acceleration of the vesting and exercisability of each option and/or grant of restricted that would have vested had Mr. Sieczkarek remained employed by the Company for eighteen (18) months following the date of such involuntary termination; and

                 •   if such “involuntary termination” is after a change of control then Mr. Sieczkarek shall be entitled to receive an amount equal to the sum of (1) the compensation that would otherwise have been payable during the three-year period following such termination plus (2) either: (x) if such termination is prior to April 16, 2006, an amount equal to three times the cash portion of Mr. Sieczkarek’s annual target bonus for the fiscal year in which the termination occurs (with it deemed that all performance goals have been met at 100% of budget or plan), or (y) if such termination is on or after April 16, 2006, an amount

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        equal to one-hundred fifty percent (150%) of Mr. Sieczkarek’s base salary for the fiscal year in which the termination occurs.

                         Mr. Sieczkarek has also agreed not to compete with the Company or solicit its employees or customers for a period of three-years and one-year, respectively, following termination of his employment with the Company.

ITEM 9.01 FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

Exhibit No.	Exhibit Title
10.01	Employment Agreement between Mark M. Sieczkarek and Conceptus, Inc.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)
By:	/s/ Gregory E. Lichtwardt
Gregory E. Lichtwardt
Executive Vice President, Treasurer and Chief Financial Officer

Dated: October 5, 2004

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EXHIBIT INDEX

Exhibit No.	Exhibit Title
10.01	Employment Agreement between Mark M. Sieczkarek and Conceptus, Inc.